First Internet Bancorp Reports Net Income Up 16% Year-over-Year
Annual loan growth of 38%; total assets surpass $2 billion

Fishers, Indiana, April 20, 2017 - First Internet Bancorp (the “Company”) (NASDAQ: INBK), the parent company of First Internet Bank (www.firstib.com), announced today financial and operational results for the first quarter 2017.

David Becker, Chairman, President and Chief Executive Officer, commented, “We performed well this quarter, even in the current lending environment. First quarter highlights included a highly successful launch of our public finance team. Loan growth from this and other lending units drove net interest income to a record quarterly high.
“Our closed residential loan originations were up over first quarter 2016 despite volatility in the mortgage industry. We had an opportunity to grow our adjustable rate portfolio this quarter, which impacted fee revenue in the current period but will generate interest income in the current and future periods.
“The combined effort of our lending teams propelled our balance sheet past the $2 billion mark. I am very pleased with the progress we have made in recent years and in this past quarter.”
First quarter net income was $2.8 million and diluted earnings per share were $0.43. This compares with fourth quarter 2016 net income of $3.7 million and diluted earnings per share of $0.64 and first quarter 2016 net income of $2.4 million and diluted earnings per share of $0.53.

The comparability of diluted earnings per share between the first quarter and both the linked quarter and year-over-year quarter is impacted by the effect on average diluted shares outstanding resulting from the Company’s issuance of an aggregate of 1,980,766 shares of common stock through equity offerings completed during May and December 2016.

Highlights for the first quarter 2017 include:

▪	Total loan growth of $182.4 million, or 14.6%, compared to December 31, 2016 and $392.5 million, or 37.7%, compared to March 31, 2016

▪	Net interest income of $11.5 million, increasing $0.6 million, or 5.1%, compared to the linked quarter and $2.3 million, or 25.3%, compared to the first quarter 2016

▪	Capital levels continue to support balance sheet growth

•	Total shareholders’ equity to assets of 7.67%

•	Tangible common equity to tangible assets of 7.46%

•	Tier 1 leverage ratio of 8.41%

•	Common equity tier 1 capital ratio of 10.88%

•	Tier 1 capital ratio of 10.88%

•	Total risk-based capital ratio of 14.16%

▪	Asset quality remains strong

•	Nonperforming loans to total loans of 0.24% as of March 31, 2017

•	Net charge-offs to average loans of 0.04%

Net Interest Income and Net Interest Margin
Net interest income for the first quarter was $11.5 million compared to $10.9 million for the fourth quarter 2016 and $9.1 million for the first quarter 2016. Total interest income for the first quarter was $17.4 million, increasing $0.6 million, or 3.7%, compared to the fourth quarter 2016 and $4.7 million, or 37.0%, compared to the first quarter 2016. The increase in total interest income compared to the linked quarter was driven primarily by a $100.1 million, or 8.2%, increase in average loan balances, partially offset by a decline of 6 bps in the yield earned on the loan portfolio to 4.30% in the first quarter from 4.36% for the fourth quarter 2016. While average securities balances declined slightly during the first quarter, interest income benefitted from a 17 bp increase in the yield earned on the portfolio to 2.62% from 2.45% for the fourth quarter 2016. In total, the Company’s yield on interest-earning assets increased 6 bps during the first quarter to 3.79% from 3.73% for the fourth quarter 2016.

Total interest expense for the first quarter was $5.9 million, increasing $0.1 million, or 1.2%, compared to the fourth quarter 2016 and $2.4 million, or 67.0%, compared to the first quarter 2016. The increase in interest expense compared to the linked quarter was due, in part, to a slight increase in the average balance of interest-bearing deposits combined with the related cost of funds increasing 3 bps from 1.28% in the fourth quarter 2016 to 1.31% in the first quarter. Additionally, an increase of $49.4 million, or 28.0%, in the average balance of advances from the Federal Home Loan Bank contributed to the increase in interest expense. However, this was partially offset by a decline of 17 bps in the related cost of funds from 1.25% in the fourth quarter 2016 to 1.08% for the first quarter. Overall, the total cost of interest-bearing liabilities decreased 1 bp during the first quarter to 1.40% from 1.41% for the fourth quarter 2016.

Net interest margin (“NIM”) was 2.50% for the first quarter compared to 2.42% for the fourth quarter 2016 and 2.78% for the first quarter 2016. On a fully-taxable equivalent basis, NIM was 2.57% for the first quarter compared to 2.48% for the fourth quarter 2016 and 2.80% for the first quarter 2016.

Noninterest Income
Noninterest income for the first quarter was $2.1 million compared to $2.9 million for the fourth quarter 2016 and $2.5 million for the first quarter 2016. The decrease of $0.8 million, or 26.3%, compared to the linked quarter was due to a decrease of $0.8 million, or 32.9%, in mortgage banking revenue. The decrease was driven by a decline in mortgages held-for-sale (“HFS”) commitment / lock and sale activity, a decline in gain on sale margins, and an increased percentage of mortgages HFS being sold through best efforts as opposed to mandatory commitments which results in a timing difference related to revenue recognition.

Historically, a large percentage of the mortgages originated by the Company have been conventional 15 and 30 year fixed rate mortgages, which are sold in the secondary market. With the recent increase in conventional mortgage interest rates, the Company has seen a shift in consumer behavior with a preference for adjustable rate mortgages, which are typically held for investment on the balance sheet. While mortgage banking revenue declined during the first quarter, actual mortgage origination activity remained solid as the dollar volume of commitments / locks increased 1.2% compared to the linked quarter. Furthermore, compared to the linked quarter, HFS locks declined 13.7% during the first quarter but portfolio volume was up 48.6%, continuing a trend from late fourth quarter 2016. As a result, gain on sale revenue has declined but portfolio originations have increased.

Noninterest Expense
Noninterest expense for the first quarter was $8.7 million compared to $8.2 million for the fourth quarter 2016 and $7.0 million for the first quarter 2016. The increase of $0.5 million, or 6.6%, compared to the linked quarter was due primarily to higher salaries and employee benefits and, to a lesser extent, higher consulting and professional fees. The increase in salaries and employee benefits was driven primarily by higher claims experience related to medical, prescription drug and dental insurance; seasonal resets on payroll taxes, employee benefits and other compensation plans; and equity compensation expense. The increase in consulting and professional fees included legal and other expenses incurred with establishing the public finance lending area.

Income Taxes
Income tax expense was $1.0 million for the first quarter, resulting in an effective tax rate of 26.5%, compared to $1.7 million and an effective tax rate of 31.1% for the linked quarter and $1.3 million and an effective tax rate of 34.8% for the first quarter 2016. The decrease in the effective tax rate compared to the linked quarter was due primarily to tax benefits associated with equity compensation vesting events that occurred during the quarter and, to a lesser extent, the increase in tax-exempt earning assets resulting from growth in the public finance loan portfolio.

Loans and Credit Quality
Total loans as of March 31, 2017 were $1.4 billion, increasing $182.4 million, or 14.6%, compared to December 31, 2016 and $392.5 million, or 37.7%, compared to March 31, 2016. Total commercial loan balances were $961.9 million as of March 31, 2017, increasing $128.7 million, or 15.5%, compared to December 31, 2016 and $295.6 million, or 44.4%, compared to March 31, 2016. The growth in commercial loan balances was driven by production in the Company’s new public finance lending area with balances totaling $78.0 million at quarter end. Furthermore, production in single tenant lease financing remained strong as balances increased $58.8 million, or 9.7%, compared to December 31, 2016 and $219.8 million, or 49.3%, compared to March 31, 2016. Commercial and industrial and owner-occupied commercial real estate balances increased $0.3 million on a combined basis, or 0.2%, compared to December 31, 2016 and $6.9 million, or 4.5%, compared to March 31, 2016. Investor commercial real estate and construction balances both declined compared to December 31, 2016 and March 31, 2016.

Total consumer loan balances were $469.1 million as of March 31, 2017, increasing $55.1 million, or 13.3%, compared to December 31, 2016 and $99.2 million, or 26.8%, compared to March 31, 2016. Residential mortgage balances increased $40.5 million, or 19.7%, compared to December 31, 2016 and $37.4 million, or 17.9%, compared to March 31, 2016. As discussed above, the Company has seen a shift in consumer behavior with a preference for ARMs since late 2016. During the first quarter, the Company funded $46.2 million of portfolio mortgage originations, which includes ARMs as well as fixed rate jumbo mortgages.

Trailer portfolio balances increased $5.5 million, or 6.8%, compared to December 31, 2016 and $16.8 million, or 24.1%, compared to March 31, 2016. Recreational vehicle balances increased $4.9 million, or 9.3%, compared to December 31, 2016 and $16.0 million, or 38.8%, compared to March 31, 2016. Furthermore, other consumer loan balances increased $4.4 million, or 10.9%, compared to December 31, 2016 and $34.0 million, or 331.8%, compared to March 31, 2016, driven primarily by home improvement lending.

Credit quality continued to remain solid as total delinquencies 30 days or more past due were 0.12% of total loans as of March 31, 2017 compared to 0.13% as of December 31, 2016 and 0.12% as of March 31, 2016. Nonperforming loans to total loans was 0.24% as of March 31, 2017 compared to 0.09% as of December 31, 2016 and 0.04% as of March 31, 2016. Nonperforming assets to total assets was 0.39% as of March 31, 2017 compared to 0.31% as of December 31, 2016 and 0.32% as of March 31, 2016. Nonperforming loans increased $2.3 million during the first quarter due primarily to a commercial and industrial credit of $1.9 million that was placed on nonaccrual status during the quarter.

The allowance for loan losses was $11.9 million as of March 31, 2017 compared to $11.0 million as of December 31, 2016 and $9.2 million as of March 31, 2016. The allowance as a percentage of total nonperforming loans was 348.7% as of March 31, 2017 compared to 1,013.9% as of December 31, 2016 and 2,512.3% as of March 31, 2016. The allowance as a percentage of total loans was 0.83% as of March 31, 2017 compared to 0.88% as of December 31, 2016 and 0.89% as of March 31, 2016. The decline in the allowance as a percentage of total loans was due to the growth in the public finance and residential mortgage portfolios as these loan categories have lower loss reserve factors than other commercial and consumer loan types, except for home equity loans.

Net charge-offs of $0.1 million were recognized during the first quarter, resulting in net charge-offs to average loans of 0.04% compared to net recoveries to average loans of 0.05% for the fourth quarter 2016 and net charge-offs to average loans of 0.03% for the first quarter 2016. The provision for loan losses in the first quarter was $1.0 million compared to $0.3 million for the fourth quarter 2016 and $0.9 million for the first quarter 2016. The increase of $0.8 million, or 304.3%, compared to the linked quarter was due primarily to the strong loan growth experienced in the first quarter and, to a lesser extent, the net recoveries recognized during the fourth quarter 2016.

Capital
During the first quarter, total shareholders’ equity increased $3.5 million, due primarily to net income earned during the quarter and the change in the unrealized gain/loss related to the investment portfolio, partially offset by declared dividends. As of March 31, 2017, the Company’s tier 1 leverage, common equity tier 1, tier 1 and total risk-based capital ratios were 8.41%, 10.88%, 10.88% and 14.16% compared to 8.65%, 11.54%, 11.54% and 15.01% as of December 31, 2016, respectively. The declines in the regulatory capital ratios were due primarily to increases in average and risk-weighted assets resulting from the strong quarterly loan growth. Tangible common equity to tangible assets declined 61 bps during the first quarter to 7.46% due primarily to continued strong balance sheet growth. Tangible book value per share increased to $23.52 as of March 31, 2017 from $23.04 as of December 31, 2016 and $22.93 as of March 31, 2016.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $2.1 billion as of March 31, 2017. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank now provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the NASDAQ Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Safe Harbor Statement
This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, and public finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission.  All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, return on average tangible common equity and tangible common equity to tangible assets, net interest income - FTE and net interest margin - FTE are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures provide a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net income	$2,832	$3,710	$2,432

Per share and share information
Earnings per share - basic	$0.43	$0.65	$0.54
Earnings per share - diluted	0.43	0.64	0.53
Dividends declared per share	0.06	0.06	0.06
Book value per common share	24.24	23.76	23.98
Tangible book value per common share	23.52	23.04	22.93
Common shares outstanding	6,497,662	6,478,050	4,497,284
Average common shares outstanding:
Basic	6,547,807	5,722,615	4,541,728
Diluted	6,602,200	5,761,931	4,575,555
Performance ratios
Return on average assets	0.60%	0.81%	0.72%
Return on average shareholders' equity	7.42%	10.85%	9.20%
Return on average tangible common equity	7.65%	11.24%	9.63%
Net interest margin	2.50%	2.42%	2.78%
Net interest margin - FTE [1]	2.57%	2.48%	2.80%
Capital ratios [2]
Total shareholders' equity to assets	7.67%	8.30%	7.06%
Tangible common equity to tangible assets	7.46%	8.07%	6.77%
Tier 1 leverage ratio	8.41%	8.65%	7.65%
Common equity tier 1 capital ratio	10.88%	11.54%	9.38%
Tier 1 capital ratio	10.88%	11.54%	9.38%
Total risk-based capital ratio	14.16%	15.01%	11.38%
Asset quality
Nonperforming loans	$3,411	$1,083	$367
Nonperforming assets	7,992	5,701	4,930
Nonperforming loans to loans	0.24%	0.09%	0.04%
Nonperforming assets to total assets	0.39%	0.31%	0.32%
Allowance for loan losses to:
Loans	0.83%	0.88%	0.89%
Nonperforming loans	348.7%	1,013.9%	2,512.3%
Net charge-offs (recoveries) to average loans	0.04%	(0.05)%	0.03%
Average balance sheet information
Loans	$1,320,065	$1,219,966	$991,614
Total securities	474,845	479,330	225,077
Other earning assets	45,392	57,081	78,291
Total interest-earning assets	1,858,931	1,790,167	1,323,536
Total assets	1,905,736	1,831,549	1,352,832
Noninterest-bearing deposits	31,463	30,336	22,899
Interest-bearing deposits	1,450,677	1,445,737	1,033,144
Total deposits	1,482,140	1,476,073	1,056,043
Shareholders' equity	154,798	135,974	106,278

1 On a fully-taxable equivalent (“FTE”) basis assuming a 35% tax rate
2 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2016)
Amounts in thousands
	March 31, 2017	December 31, 2016	March 31, 2016
Assets
Cash and due from banks	$4,137	$2,282	$2,411
Interest-bearing deposits	48,961	37,170	98,533
Interest-bearing time deposits	250	250	1,000
Securities available-for-sale, at fair value	470,065	456,700	315,311
Securities held-to-maturity, at amortized cost	19,218	16,671	—
Loans held-for-sale	13,202	27,101	29,491
Loans	1,433,190	1,250,789	1,040,683
Allowance for loan losses	(11,894)	(10,981)	(9,220)
Net loans	1,421,296	1,239,808	1,031,463
Accrued interest receivable	6,868	6,708	4,528
Federal Home Loan Bank of Indianapolis stock	13,050	8,910	8,595
Cash surrender value of bank-owned life insurance	24,367	24,195	12,826
Premises and equipment, net	9,853	10,044	8,485
Goodwill	4,687	4,687	4,687
Other real estate owned	4,488	4,533	4,488
Accrued income and other assets	12,361	15,276	5,901
Total assets	$2,052,803	$1,854,335	$1,527,719

Liabilities
Noninterest-bearing deposits	$34,427	$31,166	$28,945
Interest-bearing deposits	1,522,692	1,431,701	1,214,233
Total deposits	1,557,119	1,462,867	1,243,178
Advances from Federal Home Loan Bank	289,985	189,981	150,969
Subordinated debt	36,615	36,578	12,751
Accrued interest payable	148	112	108
Accrued expenses and other liabilities	11,445	10,855	12,883
Total liabilities	1,895,312	1,700,393	1,419,889
Shareholders' equity
Voting common stock	119,627	119,506	72,697
Retained earnings	46,139	43,704	35,135
Accumulated other comprehensive loss	(8,275)	(9,268)	(2)
Total shareholders' equity	157,491	153,942	107,830
Total liabilities and shareholders' equity	$2,052,803	$1,854,335	$1,527,719

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest income
Loans	$14,156	$13,660	$11,189
Securities - taxable	2,367	2,262	1,169
Securities - non-taxable	697	686	165
Other earning assets	170	156	170
Total interest income	17,390	16,764	12,693
Interest expense
Deposits	4,699	4,667	2,888
Other borrowed funds	1,234	1,193	664
Total interest expense	5,933	5,860	3,552
Net interest income	11,457	10,904	9,141
Provision for loan losses	1,035	256	946
Net interest income after provision for loan losses	10,422	10,648	8,195
Noninterest income
Service charges and fees	211	196	200
Mortgage banking activities	1,616	2,407	2,254
Loss on asset disposals	(2)	(4)	(16)
Other	306	292	102
Total noninterest income	2,131	2,891	2,540
Noninterest expense
Salaries and employee benefits	5,073	4,610	3,898
Marketing, advertising and promotion	518	471	464
Consulting and professional fees	813	709	638
Data processing	237	292	274
Loan expenses	214	267	184
Premises and equipment	953	955	798
Deposit insurance premium	315	344	180
Other	575	510	569
Total noninterest expense	8,698	8,158	7,005
Income before income taxes	3,855	5,381	3,730
Income tax provision	1,023	1,671	1,298
Net income	$2,832	$3,710	$2,432

Per common share data
Earnings per share - basic	$0.43	$0.65	$0.54
Earnings per share - diluted	$0.43	$0.64	$0.53
Dividends declared per share	$0.06	$0.06	$0.06

All periods presented have been reclassified to conform to the current period classification.

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest/Dividends	Yield/ Cost	Average Balance	Interest/Dividends	Yield/ Cost	Average Balance	Interest/Dividends	Yield/ Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale	$1,338,694	$14,156	4.29%	$1,253,756	$13,660	4.33%	$1,020,168	$11,189	4.41%
Securities - taxable	381,522	2,367	2.52%	384,286	2,262	2.34%	202,898	1,169	2.32%
Securities - non-taxable	93,323	697	3.03%	95,044	686	2.87%	22,179	165	2.99%
Other earning assets	45,392	170	1.52%	57,081	156	1.09%	78,291	170	0.87%
Total interest-earning assets	1,858,931	17,390	3.79%	1,790,167	16,764	3.73%	1,323,536	12,693	3.86%
Allowance for loan losses	(11,299)			(10,711)			(8,655)
Noninterest-earning assets	58,104			52,093			37,951
Total assets	$1,905,736			$1,831,549			$1,352,832

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$88,295	$119	0.55%	$83,930	$116	0.55%	$81,338	$111	0.55%
Regular savings accounts	28,333	47	0.67%	28,157	41	0.58%	25,021	36	0.58%
Money market accounts	347,696	696	0.81%	360,166	648	0.72%	350,809	616	0.71%
Certificates and brokered deposits	986,353	3,837	1.58%	973,484	3,862	1.58%	575,976	2,125	1.48%
Total interest-bearing deposits	1,450,677	4,699	1.31%	1,445,737	4,667	1.28%	1,033,144	2,888	1.12%
Other borrowed funds	262,573	1,234	1.91%	213,109	1,193	2.23%	185,618	664	1.44%
Total interest-bearing liabilities	1,713,250	5,933	1.40%	1,658,846	5,860	1.41%	1,218,762	3,552	1.17%
Noninterest-bearing deposits	31,463			30,336			22,899
Other noninterest-bearing liabilities	6,225			6,393			4,893
Total liabilities	1,750,938			1,695,575			1,246,554
Shareholders' equity	154,798			135,974			106,278
Total liabilities and shareholders' equity	$1,905,736			$1,831,549			$1,352,832

Net interest income		$11,457			$10,904			$9,141

Interest rate spread			2.39%			2.32%			2.69%
Net interest margin			2.50%			2.42%			2.78%
Net interest margin - FTE [1]			2.57%			2.48%			2.80%
1 On a fully-taxable equivalent (“FTE”) basis assuming a 35% tax rate

First Internet Bancorp
Loans and Deposits (unaudited)
Amounts in thousands
	March 31, 2017		December 31, 2016		March 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$97,487	6.8%	$102,437	8.2%	$106,431	10.2%
Owner-occupied commercial real estate	62,887	4.4%	57,668	4.6%	47,010	4.5%
Investor commercial real estate	8,510	0.6%	13,181	1.0%	14,756	1.4%
Construction	49,618	3.5%	53,291	4.3%	52,591	5.1%
Single tenant lease financing	665,382	46.4%	606,568	48.5%	445,534	42.8%
Public finance	77,995	5.4%	—	0.0%	—	0.0%
Total commercial loans	961,879	67.1%	833,145	66.6%	666,322	64.0%

Consumer loans
Residential mortgage	246,014	17.2%	205,554	16.4%	208,636	20.1%
Home equity	34,925	2.4%	35,036	2.8%	40,000	3.8%
Trailers	86,692	6.0%	81,186	6.5%	69,845	6.7%
Recreational vehicles	57,234	4.0%	52,350	4.2%	41,227	4.0%
Other consumer loans	44,265	3.1%	39,913	3.2%	10,251	1.0%
Total consumer loans	469,130	32.7%	414,039	33.1%	369,959	35.6%

Net deferred loan fees, premiums and discounts	2,181	0.2%	3,605	0.3%	4,402	0.4%

Total loans	$1,433,190	100.0%	$1,250,789	100.0%	$1,040,683	100.0%

	March 31, 2017		December 31, 2016		March 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$34,427	2.2%	$31,166	2.1%	$28,945	2.3%
Interest-bearing demand deposits	94,461	6.1%	93,074	6.4%	89,180	7.2%
Regular savings accounts	31,291	2.0%	27,955	1.9%	27,279	2.2%
Money market accounts	371,115	23.8%	340,240	23.3%	366,195	29.5%
Certificates of deposits	1,023,294	65.7%	964,819	65.9%	718,733	57.8%
Brokered deposits	2,531	0.2%	5,613	0.4%	12,846	1.0%
Total deposits	$1,557,119	100.0%	$1,462,867	100.0%	$1,243,178	100.0%

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Total equity - GAAP	$157,491	$153,942	$107,830
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible common equity	$152,804	$149,255	$103,143

Total assets - GAAP	$2,052,803	$1,854,335	$1,527,719
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible assets	$2,048,116	$1,849,648	$1,523,032

Common shares outstanding	6,497,662	6,478,050	4,497,284

Book value per common share	$24.24	$23.76	$23.98
Effect of goodwill	(0.72)	(0.72)	(1.05)
Tangible book value per common share	$23.52	$23.04	$22.93

Total shareholders' equity to assets ratio	7.67%	8.30%	7.06%
Effect of goodwill	(0.21%)	(0.23%)	(0.29%)
Tangible common equity to tangible assets ratio	7.46%	8.07%	6.77%

Total average equity - GAAP	$154,798	$135,974	$106,278
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)
Average tangible common equity	$150,111	$131,287	$101,591

Return on average shareholders' equity	7.42%	10.85%	9.20%
Effect of goodwill	0.23%	0.39%	0.43%
Return on average tangible common equity	7.65%	11.24%	9.63%

Net interest income	$11,457	$10,904	$9,141
Adjustments:
Fully-taxable equivalent adjustments [1]	306	256	69
Net interest income - FTE	$11,763	$11,160	$9,210

Net interest margin	2.50%	2.42%	2.78%
Effect of fully-taxable equivalent adjustments [1]	0.07%	0.06%	0.02%
Net interest margin - FTE	2.57%	2.48%	2.80%

1 Assuming a 35% tax rate